Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Access Integrated Technologies, Inc. and subsidiaries on Form S-3 (Registration No. 333-123279), Form S-3 (Registration No. 333-127673), Form S-3 (Registration No. 333-129747), and Form S-8 (Registration No. 333-124290) of our report dated June 1, 2006 on our audit of the consolidated financial statements, which appears in this Form 10-KSB. We also consent to the reference to our firm under the heading "Experts" in the Registration Statements on Form S-3 (Registration No. 333-127673) and Form S-3 (Registration No. 333-129747).




/s/ Eisner LLP

Florham Park, New Jersey
June 28, 2006